Exhibit 99.2

Media and Investors	Media Contact
Michael Doherty	Christian Pinkston
Covad Communications	Pinkston Group
408-952-7431	703-574-2137
mdoherty@covad.com	pinkston@pinkstongroup.com

Santina Scalione
Covad Communications
201-395-5703
sscalion@covad.com
Covad Communications Group Inc. To Be Acquired By Platinum Equity For $1.02 Per Share
San Jose, Calif. — October 28, 2007 — Covad Communications Group Inc., (AMEX: DVW), a leading national provider of integrated voice and data communications, today announced that it has signed a definitive agreement to be acquired by Platinum Equity in an all-cash transaction.
Under the terms of the agreement, which was unanimously approved by Covad’s Board of Directors following the recommendation of its special committee, an affiliate of Platinum Equity will acquire Covad for $1.02 per share in cash. The purchase price represents a 59 percent premium to the closing price of Covad’s shares on October 26, 2007. The transaction is subject to the approval of Covad’s shareholders and the satisfaction of customary closing conditions, including approval of the Federal Communications Commission and state public utility commissions in many of the states in which Covad operates.
“After a careful and extensive review of our strategic alternatives, our Board of Directors has determined that the substantial premium to the current market price provided by this transaction offers the best value for our stockholders,” said Charles Hoffman, Covad president and chief executive officer. “Furthermore, Platinum’s approach will bolster the successful execution of Covad’s business strategy while providing the resources and support necessary for sustained growth. We believe that the resulting increased market competitiveness, improved capital structure, and enhanced product and network capabilities best position our customers, partners, and employees for the future.”
“Covad has a stellar reputation for quality and innovation, and is one of the premier providers in the broadband access market,” said Johnny O. Lopez, partner and head of global mergers and acquisitions for Platinum Equity. “There is opportunity for growth as the demand for high-bandwidth services continues to evolve, and we’re eager to help Covad drive that growth.”
The transaction is expected to close by the end of the second quarter of 2008.
Barclays Capital served as lead financial advisor to Covad in this transaction. Cowen and Company provided a fairness opinion to Covad’s Board of Directors. Fenwick & West LLP acted as legal counsel to Covad in the transaction and Cahill Gordon & Reindel LLP acted as counsel to the special committee of Covad’s Board of Directors. Bingham McCutchen LLP is acting as legal counsel to Platinum Equity. Houlihan Lokey Howard & Zukin served as advisor to Platinum Equity in this transaction.

As a reminder, Covad will host its third quarter earnings call on Tuesday, October 30, 2007 at 5:00 p.m. ET. For call-in details, please refer to the company’s Investor Relations website located at www.covad.com.
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About Covad
Covad is a leading nationwide provider of integrated voice and data communications. The company offers DSL, Voice Over IP, T1, broadband wireless, Web hosting, managed security, IP and dial-up, and bundled voice and data services directly through Covad’s network and through Internet Service Providers, value-added resellers, telecommunications carriers and affinity groups to small and medium-sized businesses and home users. Covad broadband services are currently available across the nation in 44 states and 235 Metropolitan Statistical Areas (MSAs) and can be purchased by more than 57 million homes and businesses, which represent over 50 percent of all US homes and businesses. Corporate headquarters is located at 110 Rio Robles San Jose, CA 95134. Telephone: 1-888-GO-COVAD. Web Site: www.covad.com.
About Platinum Equity
Platinum Equity (www.platinumequity.com) is a global M&A&O® firm specialized in the merger, acquisition and operation of companies that provide services and solutions to customers in a broad range of business markets, including information technology, software, telecommunications, logistics, manufacturing, metals services and distribution. Since its founding in 1995 by entrepreneur Tom Gores, Platinum Equity has completed more than 75 acquisitions with more than $23 billion in aggregate annual revenue at time of acquisition.
About the Transaction
In connection with the proposed merger, Covad will file a proxy statement with the Securities and Exchange Commission. Investors and security holders are advised to read the proxy statement when it becomes available because it will contain important information. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Covad at the Securities and Exchange Commission’s Web site at http://www.sec.gov.
The proxy statement and such other documents may also be obtained free of charge from Covad by directing such request to Covad Communications Group Inc., 110 Rio Robles, San Jose, CA Attention: Investor Relations; Telephone: 408-434-2130.
Covad and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information concerning the interests of these individuals in the solicitation is set forth in Covad’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and will be provided in the proxy statement relating to the merger when it becomes available.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

The foregoing contains “forward-looking statements” which are based on management’s current information and beliefs as well as on a number of assumptions concerning future events made by management. Examples of forward-looking statements include the expected time of consummation of the merger. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Covad’s control that could cause actual results to differ materially from such statements. These risk factors include the ability of the parties to the agreement to satisfy the conditions to consummation of the merger, the impact of increasing competition, pricing pressures, consolidation in the telecommunications industry, uncertainty in telecommunications regulations and changes in technologies, among other risks. For a more detailed description of the risk factors that could cause such a difference, please see Covad’s 10-K, 10-Q, 8-K and other filings with the Securities and Exchange Commission. Covad disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand Covad.
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